As filed with the U.S. Securities and Exchange Commission on April 19, 2024

Registration No. 333-278564

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vivos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8011	81-3224056
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Kirk Huntsman

Chairman of the Board and Chief Executive Officer

Vivos Therapeutics, Inc.

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 on Form S-1/A (“Amendment No. 1”) to the Registration Statement on Form S-1 of Vivos Therapeutics, Inc., originally filed with the Securities and Exchange Commission on April 9, 2024 (the “Original Filing”), is being filed solely to update the Incorporation of Certain Information by Reference section herein.

Except for the foregoing amended information, this Amendment No. 1 does not amend or update any other information contained in the Original Filing, nor does it reflect any events that have occurred after the filing date of the Original Filing.

The information in this prospectus is not complete and may be changed. The securities in this registration statement may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 19, 2024

1,737,259 shares

common stock

This prospectus relates to the offer for sale of up to an aggregate of 1,737,259 shares of common stock, par value $0.0001 per share (or the Common Stock), of Vivos Therapeutics, Inc. by the selling stockholder named herein (who we refer to as the selling stockholder), which is comprised of: (i) 266,667 shares of Common Stock underlying a common stock purchase warrant issued to the selling stockholder in a private placement on January 9, 2023 (the “January 2023 Warrant” and the shares of Common Stock underlying the January 2023 Warrant, the “January 2023 Warrant Shares”)), (ii) 735,296 shares of Common Stock underlying a 5-year, Series B-1 common stock purchase warrant issued to the selling stockholder in a private placement on February 20, 2024, and (ii) 735,296 shares of Common Stock underlying a 5-year, Series B-2 common stock purchase warrant issued to the selling stockholder in a private placement on February 20, 2024 (together with the B-1 common stock purchase warrant, the “Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”).

In this prospectus, we sometimes refer to the January 2023 Warrants and the Inducement Warrants collectively as the “warrants, and we refer to January 2023 Warrant Shares and the Inducement Warrant Shares collectively as the “warrant shares”.

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby. We would, however, receive proceeds upon the exercise for cash of the warrants held by the selling stockholder. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

The distribution of shares of common stock offered hereby may be effected in one or more transactions that may take place in the Nasdaq Capital Market (or Nasdaq), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder.

The selling stockholder and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our common stock is listed on the Nasdaq under the symbol “VVOS.” On April 4, 2024, the last reported sale price of the shares of our common stock as reported on Nasdaq was $3.01 per share.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [_________], 2024.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling stockholder have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information contained herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference (see “Incorporation of Certain Information by Reference”). It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included or incorporated by reference herein. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context specifically requires otherwise, all share and per share figures appearing in this prospectus give effective to a 1-for-25 reverse stock split of our common stock which became effective on October 25, 2023.

In this prospectus, unless the context indicates otherwise, the terms “the Company,” “Vivos,” “we,” “our,” “ours” “us” or similar terminology refer to Vivos Therapeutics, Inc. and its consolidated subsidiaries.

Overview

We are a revenue stage medical technology company focused on the development and commercialization of a suite of innovative diagnostic and multi-disciplinary treatment modalities for patients with dentofacial abnormalities and the wide array of medical conditions that may result from them, including mild to severe obstructive sleep apnea (known as OSA) and snoring in adults. We believe our proprietary oral appliances, diagnostic tools, myofunctional therapy, clinical treatments, continuing education, and practice solutions represent a powerful and highly effective set of resources for healthcare providers of all disciplines who treat patients suffering from debilitating and even life-threatening breathing and sleep disorders and their comorbidities.

Up to this point, our primary focus has been on expanding awareness of, and providing treatment options for OSA for and through the dental industry, which we believe represents a large and relatively untapped market for OSA treatment. As our business has evolved, we have expanded our marketing, provider outreach, and treatment programs to encompass a broader more multidisciplinary approach, with a greater emphasis on working with medical doctors and other healthcare providers beyond dentists. Now that we have established a national network of Vivos-trained dentists, it is time to focus our resources and efforts on the source of where the vast majority of OSA patients are first diagnosed and treated—the medical profession and durable medical equipment (DME) companies. In this prospectus, we sometimes refer to dentists and other medical professionals who treat OSA as “providers” (including our own Vivos-trained dentists).

Studies have shown our comprehensive and multidisciplinary approach represents a significant improvement in the treatment of mild to severe OSA in comparison to or when combined with other largely palliative treatments such as continuous positive airway pressure (or CPAP) or oral myofunctional therapy. We call our solution The Vivos Method.

Our Products and Services

Currently, The Vivos Method comprises the following products and services:

●	Vivos Complete Airway Repositioning and/or Expansion (CARE) oral appliance therapy including our:

○	Daytime Nighttime Appliance (or DNA appliance®) was granted 510(k) clearance from the U.S. Food & Drug Administration (or FDA) as a Class II medical device in December 2022 for the treatment of snoring and mild to moderate OSA, jaw repositioning and snoring in adults. It is the only oral appliance ever to receive FDA clearance to treat OSA without mandibular advancement as its primary mechanism of action. In November 2023, our DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

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○	Mandibular Repositioning Nighttime Appliance (or mRNA appliance®) has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults. In November 2023, our mRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Modified Mandibular Repositioning Nighttime Appliance (or mmRNA appliance), for which we were granted FDA Class II market clearance in August 2021 for treating mild to moderate OSA, jaw reposition and snoring in adults. In November 2023, our mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

The November 2023 clearance of our CARE appliances for the indication described above represents the first time the FDA has ever granted an oral appliance a clearance to treat severe OSA. We believe this unprecedented decision by the FDA will generate broader acceptance throughout the medical community for our treatment options, leading to the potential for higher patient referrals and case starts as well as collaboration with medical professionals. We also believe it will enhance our value proposition to third-party distribution partners such as DME companies. This approval could also clear the way for greater reimbursement levels from medical insurance payors and Medicare. For example, in April 2024 we received the required regulatory approvals to enable Medicare reimbursement for our CARE oral medical devices.

●	Vivos oral appliances and therapies outside of CARE system include:

○	Vivos Guides are pre-formed, flexible, BPA-free, base polymer, monoblock intraoral guide and rescue appliances. The Guides are FDA Class I registered product for orthodontic tooth positioning typically used by dentists in children to address malocclusions and promote proper guided growth and development of the mouth and jaws.

○	Vivos VersaTM is an FDA 510(k) cleared Class II device for treating mild to moderate OSA in adults. It is a comfortable, easy-to-wear, medical grade nylon, 3D printed oral appliance featuring mandibular advancement as its mechanism of action. It is priced to be very cost effective and offers Vivos providers and patients a comfortable and effective product at a much lower price point for treatment. As with all other non-CARE oral appliances, the Vivos Versa must be worn nightly for life in order to remain clinically effective. We believe many Vivos Versa patients will eventually migrate up to our proprietary Vivos CARE products. While we do not own this product, we are a reseller of this product.

○	Vivos MyoCorrect oral myofunctional therapy (OMT) services. Studies have shown OMT to be a clinically valuable adjunctive treatment for patients with breathing and sleep disorders. When combined with Vivos’ CARE products and treatments, OMT can deliver an enhanced effect in many patients using our appliances. MyoCorrect treatment services are cost-effective for providers and convenient for patients. MyoCorrect is billable to medical insurance in most cases and constitutes an additional profit center for both Vivos and providers.

○	Vivos Vida ™ is an FDA cleared appliance as unspecified classification for the alleviation of TMD symptoms, and aids in treating bruxism and TMJ Dysfunction. The Vivos Vida help to alleviate symptoms such as TMJ/TMD, headaches and facial muscle pain. The Vivos Vida is worn during sleep, and serves to protect the teeth and restorations from destructive forces of bruxism. It is a custom fabricated appliance, designed for patient comfort.

○	Vivos Vida Sleep ™ is an FDA 510(k) cleared Class II for treating mild to moderate OSA in adults. It uses the Vivos Unilateral BiteBlock Technology and is designed to advance the mandible incrementally to stabilize the patient’s oropharyngeal airway. It is highly efficient and has a sleep design which promotes space for the tongue to sit in the roof of the palate. It’s novel design decreases contact points between the maxillary and mandibular teeth that may help reduce clenching and overall bite forces that occur during sleep.

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●	VivoScore (from SleepImage), Rhinomanometry (from GM Instruments), Cone Beam Computerized Tomography or CBCT (from multiple vendors), Joint Vibration Analysis (from BioResearch) and other key diagnostic technologies play an essential role as part of The Vivos Method in patient assessment, proper clinical diagnosis, treatment planning, progress measurement, and optimal outcome facilitation. We believe the combination and integration of such diagnostic tools and equipment as particularly taught to and practiced by Vivos-trained providers constitutes a key trade secret of our company.

●	Vivos AireO2 is an Electronic Health Record (EHR) software program specifically designed for use as a full practice management software program in a medical or dental practice environment where treating breathing and sleep disorders is performed. The program is very well suited to handle both medical and dental billing and is integral in our Treatment Navigator program.

●	Adjunctive Treatment from specialty chiropractors and other healthcare providers according to a very specific set of particular integrated protocols has also proven to enhance and improve clinical outcomes using CARE and other Vivos devices.

●	Treatment Navigator is our most recent program to assist a clinician’s patients who may have a breathing or sleep disorder to get screened, diagnosed by a board-certified sleep specialist, obtain insurance verification of benefits and preauthorization (where required), have their questions answered, and receive assistance with scheduling, financing, medical billing or any other concerns regarding treatment options best suited to their individual situation. Dentists typically pay set fees to us for this service.

●	Vivos Billing Intelligence Service (BIS) is our medical and dental billing service. It is both a subscription and fee for service program for healthcare practitioners who wish to optimize their insurance reimbursement by leveraging both medical and dental benefits. We are unaware of any other software platform or service on the market that offers the same set of features or capabilities.

●	Vivos Airway Intelligence Service (AIS) is our technical support and advisory service that supports clinicians in their patient data analysis, case selection, treatment planning and treatment implementation. AIS reports and services are priced into the cost of appliances to providers.

●	The Vivos Institute® (TVI) is widely regarded as one of the top educational and learning centers for dentofacial related breathing and sleep disorders in North America. Opened in 2021, TVI is housed in a state-of-the-art 18,000 square foot facility near the Denver International Airport where doctors from around the world come to receive instruction and advanced clinical training in a wide range of topics delivered by leading national and international medical sleep specialists, cardiologists, pediatric sleep specialists, dentists, orthodontists, specially trained chiropractors, nutritionists, key industry business leaders, and university-based clinical researchers.

These products and services are used in a collaborative multidisciplinary treatment model comprising dentists, general practice physicians, sleep specialist physicians, myofunctional therapists, nutritionists, chiropractors, physical therapists, and healthcare professionals. Our subscription-based program to train dentists and offer them other value-added services is called the Vivos Integrated Practice (VIP) program.

During 2023, we expanded our product portfolio by acquiring certain devices (now known as Vivos Vida, Vivos Versa and Vivos Vida Sleep) from Advanced Facialdontics, LLC. During 2022, we continued to expand and grow our screening and home sleep test (or HST) program (which we call our VivoScore Program) featuring SleepImage® technology, a 510(k) cleared ring-based recorder and diagnostic platform for home sleep apnea testing. We market and distribute our SleepImage HST in the U.S. and Canada pursuant to a licensing agreement with MyCardio LLC. Based on our direct experience with our Vivos-trained providers, approximately 61,000 VivoScore HSTs were performed during 2023. Due to the volume of business that we have generated with MyCardio LLC, we now receive pricing and terms for SleepImage® products and services that are well below their published retail prices. We believe the rapid growth of our VivoScore program confirms our belief that the SleepImage® HST offers significant commercial advantages over existing home sleep apnea products and technologies in the market and allows healthcare providers to more efficiently screen, diagnose and initiate treatment for OSA in their patients.

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We have not yet seen a corresponding increase in patient enrollment in The Vivos Method treatment, however, and based on feedback from our Vivos-trained providers, we believe this to be a function of staffing turnover and labor shortages that continue to plague the dental workplace. Throughout 2023, we continued to address this by conducting additional regional dental team training sessions on integrating Vivos products and treatments. In addition, we drastically reduced the number of Practice Advisors who had previously been dispatched as “boots on the ground” to help facilitate case starts and provide Vivos-trained providers with support, and we replaced them with a new service called Treatment Navigator which we piloted and rolled out in the late summer and fall of 2022.

Treatment Navigators work effectively as extensions of the dental office, working directly with perspective patients to provide them information on The Vivos Method, aiding in education, screening, insurance verification of benefits and preauthorization, coordination among various professional practitioners, recordkeeping, problem solving, as well as, delivering a home sleep test and following up with scheduling an appointment with a VIP in their area. Dental offices who wish to avail themselves of this service pay Vivos enrollment fees and per case fees for the service, thus adding an important new revenue line and profit center to the business. As of December 31, 2023, there were 57 Vivos-trained (VIP) dental offices who are at some stage of onboarding with our Treatment Navigator program. Based on our evaluation of the program, we will restructure the Treatment Navigator program into a monthly subscription-based model. We expect that this will grow into a material and important revenue stream as we move forward.

January 2023 Private Placement

On January 9, 2023, we closed a private placement (the “January 2023 Private Placement”) with an institutional investor (who is the selling stockholder hereunder) pursuant to which we agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of our common stock (“Common Stock”), $0.0001 par value (or a pre-funded warrant to purchase one share of our common stock) and the January 2023 Warrant. In connection with the January 2023 Private Placement, we issues 80,000 shares of Common Stock, pre-funded warrants to purchase up to an aggregate of 186,666 shares of Common Stock and the January 2023 Warrant to purchase up to an aggregate of 266,667 shares of Common Stock (the January 2023 Warrant was amended in November 2023 as described below). The purchase price per share and associated Common Stock Purchase Warrant was $30.00, and the purchase price per Pre-Funded Warrant and associated Common Stock Purchase Warrant was $29.9998. We are registering the warrant shares underlying the January 2023 Warrant for public resale pursuant to the registration statement of which this prospectus forms a part as the registration statement we previously filed registering such warrant shares is no longer effective.

November 2023 Private Placement

On October 30, 2023 we entered into a securities purchase agreement with the same institutional investor pursuant to which we sold an aggregate of $4,000,003.44 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our common stock with an exercise price of $3.83 per share (the “Series B Warrant”).

The private placement closed on November 2, 2023. After deducting the placement agent fees and estimated offering expenses, we received net proceeds of approximately $3.5 million. As of January 31, 2024, all of the pre-funded warrants granted as part of the private placement were exercised.

As part of the November 2023 private placement, we agreed with the investor to amend the January 2023 Warrant to reduce the exercise price of the January 2023 Warrant to $3.83 per share and extended the expiration date of the January 2023 Warrant to November 2, 2028. The amendment also restated in its entirety the definition of “Black Scholes Value” contained in the January 2023 Warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

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February 2024 Warrant Exercise Transaction

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant issued in November 2023 at a reduced exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to us of approximately $4.0 million. The resale of the shares of Common Stock underlying the Series B Warrant has been registered pursuant to a Registration Statement on Form S-1 (File No. 333-275726), which became effective with the SEC on December 1, 2023.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, we agreed to issue to the investor the two Inducement Warrants in a new private placement transaction. The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant. The Inducement Transaction closed on February 20, 2024. We are registering the warrant shares underlying the Inducement Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Summary of Risks Affecting Our Business

Investing in our common stock is highly speculative and involves significant risks and uncertainties. In evaluating the Company, its business and any investment in the Company, readers should carefully consider the risk factors incorporated by reference from Part I, Item 1A of the Company’s Annual Report on Form 10-K beginning on Page 25, as filed with the SEC on March 28, 2024 (see “Incorporation of Certain Information by Reference”).

Emerging Growth Company Under the JOBS Act

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2025 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Corporate Information

Our principal offices are located at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, and our telephone number is (844) 672-4357. Our website is www.vivos.com. Our website and the information on or that can be accessed through such website are not part of this prospectus.

Available Information

We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

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THE OFFERING

Shares of common stock offered by the selling stockholder	1,737,259 shares of common stock underlying the January 2023 Warrant and the Inducement Warrants.

Use of proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholder. We would, however, receive proceeds upon the exercise of the January 2023 Warrant and the Inducement Warrants held by the selling stockholder which, if such warrants are exercised in full for cash, would be approximately $8.4 million. Proceeds, if any, received from the exercise of any such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

Nasdaq Capital Market symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “VVOS”.

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RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. In evaluating our company, its business and any investment in our company, you should carefully consider the information about risks described or incorporated by reference in this prospectus before making an investment in our securities, including the additional risk factors incorporated by reference from Item 1A of our Annual Report on Form 10-K, as filed with the SEC on March 28, 2024, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus (see “Incorporation of Certain Information by Reference”). If any of the circumstances or events described actually arises or occurs, our business, results of operations, cash flows and financial condition could be harmed. In any such case, the market price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections included or incorporated by reference entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our ability to continue to refine and execute our business plan, including the recruitment of dentists to enroll in our Vivos Integrated Practice (VIP) program and utilize The Vivos Method;

●	the understanding and adoption by dentists and other healthcare professionals of The Vivos Method, including our proprietary oral appliances, as a treatment for dentofacial abnormalities and/or mild to severe OSA and snoring in adults;

●	our expectations concerning the effectiveness of treatment using The Vivos Method and patient relapse after completion of treatment;

●	the potential financial benefits to VIP dentists from treating patients with The Vivos Method;

●	our potential profit margin from the enrollment of VIPs, VIP service fees, sales of The Vivos Method treatments and appliances and leases of SleepImage® home sleep testing rings;

●	our ability to properly train VIPs in the use of The Vivos Method inclusive of the services we offer independent dentist for use in treating their patients in their dental practices;

●	our ability to formulate, implement and modify as necessary effective sales, marketing and strategic initiatives to drive revenue growth (including, for example, our Medical Integration Division, SleepImage® home sleep apnea test and our arrangements with durable medical equipment companies (“DMEs”));

●	the viability of our current intellectual property and intellectual property created in the future;

●	acceptance by the marketplace of the products and services that we market;

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●	government regulations and our ability to obtain applicable regulatory approvals and comply with government regulations including under healthcare laws and the rules and regulations of the U.S. Food and Drug Administration (“FDA”) and non-U.S. equivalent regulatory bodies;

●	our ability to retain key employees;

●	adverse changes in general market conditions for medical devices and the products and services we offer;

●	our ability to generate cash flow and profitability and continue as a going concern;

●	our future financing plans; and

●	our ability to adapt to changes in market conditions (including as a result of the COVID-19 pandemic, rising inflation and volatile capital markets) which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholder named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholder. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholder which, if such warrants are exercised in full for cash, would be approximately $8.4 million. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our future ability to pay cash dividends on our stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, our amended and restated bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which have been filed with the SEC. We encourage you to read the certificate of incorporation, the bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Stock

As of the date of this prospectus, pursuant to our certificate of incorporation (as amended), our authorized capital is 250,000,000 shares, of which (1) 200,000,000 shares are common stock, par value $0.0001 per share (or common stock) and (2) 50,000,000 shares are preferred stock, par value $0.0001 per share (or preferred stock).

As of the date of this prospectus, 2,982,270 shares of common stock have been issued and are outstanding. No shares of preferred stock are currently outstanding.

Our board may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in the certificate of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

As of the date of this prospectus, there were approximately 7,309 holders of record of our common stock. This number does not include stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. Each holder of common stock shall be entitled to one vote for each share of common stock held of record by such holder. The holders of shares of common stock shall not have cumulative voting rights. The common stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Subject to the rights of holders of any class of stock having preference over our common stock, holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Warrants Associated with the January 2023 Private Placement

On January 9, 2023, we closed a private placement with an institutional investor (who is the selling stockholder named herein) pursuant to which we agreed sell up to an aggregate of $8,000,000 of our securities in a private placement consisting of 80,000 shares of our common stock, a pre-funded warrant to purchase up to an aggregate of 186,667 shares of our common stock and a common stock purchase warrant to purchase up to an aggregate of 266,667 shares of our common stock.

The common stock purchase warrant entitled the holder, for a period of five years and 6 months, to purchase one share of common stock at an exercise price of $30.00 per share. The pre-funded warrant entitles the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase one share of common stock at an exercise price of $0.0001 per share. Both warrants may be exercised on a “cashless” basis if the shares of common stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

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Both warrants contain customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

As of the date of this prospectus, the pre-funded warrant issued in our January 2023 private placement has been exercised in full. The warrant which remains outstanding was amended in connection with our November 2023 private placement discussed below to reduce the exercise price of the January warrant to $3.83 per share and extend the expiration date of such warrant to November 2, 2028. The amendment also restates in its entirety the definition of “Black Scholes Value” contained in the January warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

Warrants Associated with the November 2023 Private Placement

On November 2, 2023, we closed a private placement with an institutional investor (who is also the selling stockholder named herein) pursuant to which we sold an aggregate of approximately $4,000,000 of our securities in a private placement consisting of (i) 130,000 shares of our common stock, (ii) a pre-funded warrant to purchase 850,393 shares of our common stock, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of our common stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our common stock with an exercise price of $3.83 per share (the “Series B Warrant”).

The pre-funded warrant entitles the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase up to 850,393 shares of our common stock at an exercise price of $0.0001 per share. All three warrants may be exercised on a “cashless” basis if the shares of common stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

All three warrants contain customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

Warrants Associated with the February 2024 Private Placement

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with an institutional investor (who is also the selling stockholder named herein) pursuant to which the investor agreed to exercise for cash the entirety of the Series B Comon Stock Purchase Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. The Inducement Transaction closed on February 20, 2024.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Common Stock Purchase Warrant in full, the Company agreed to issue to the investor, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of our common stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 Common Stock Purchase Warrant to purchase 735,296 shares of our common stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant.

The Inducement Warrants contain (i) customary stock-based anti-dilution protection, (ii) a cashless exercise provision in the event the Inducement Warrant Shares are not registered for resale at the time of exercise, (iii) beneficial ownership limitations that may be waived at the option of the Holder upon 61 days’ notice to the Company, (iv) a put right granting the investor the right to require the Company or its successor to redeem the Inducement Warrants in cash for their Black-Scholes value in the event of a Fundamental Transaction (as defined in the Inducement Warrants) and (v) other customary provisions for warrants of this type.

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Warrants Associated with MyoCorrect

In connection with our March 29, 2021 acquisition of certain assets from, and the entry into related agreements with, MyoCorrect, LLC and its affiliates, we issued three year warrants to purchase 8,000 shares of our common stock with an exercise price of $187.50 per share. 1,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable upon the achievement of pre-determined performance metrics related to the utilization of MyoCorrect. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Warrants Associated with Lyon Management & Consulting

In connection with our April 14, 2021 acquisition of certain assets from, and the entry into related agreements with, Lyon Management & Consulting, LLC and its affiliates, we issued three year warrants to purchase 1,000 shares of our common stock with an exercise price of $222.50 per share. 200 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Warrants Associated with Series B Preferred

There are presently outstanding warrants to purchase an aggregate of 47,967 shares of our common stock which were used to the holders of our previously outstanding Series B Preferred Stock (which converted to common stock in connection with our initial public offering). These warrants have an exercise price of $187.50 per share and have a term of five years ending on December 15, 2025. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Representative’s Warrant Issued in Connection with Our Initial Public Offering

In connection with our initial public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 16,100 shares of common stock at an exercise price of $187.50 per share. The warrants are exercisable beginning on June 8, 2021, and expire on December 10, 2025.

Representative’s Warrant Issued in Connection with Follow-On Public Offering

In connection with our follow-on public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 11,040 shares of common stock at an exercise price of $187.50 per share. The warrants are exercisable beginning on November 2, 2021, and expire on May 6, 2026.

November 2020 Warrants

In November 2020, we issued warrants to certain shareholders to purchase an aggregate of 13,000 shares of common stock. Such warrants are substantially similar to the Series B Warrants except such warrants will be exercisable for a period of 36 months, beginning six months after the consummation of our initial public offering and ending on the forty-second month anniversary of the consummation of our initial public offering. See “Management-October 2020 Derivative Demand and Settlement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021 for further information on the issuance of these warrants.

Warrants Associated with Contractors and Consultants

There are presently outstanding warrants to purchase an aggregate of 141,200 shares of our common stock which are being held by contractors and consultants. These warrants have a weighted average exercise price of $25.54 per share. 66,650 of these warrants are subject to vesting as of the date of this prospectus. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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2017 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on September 22, 2017 and February 9, 2018, respectively, the Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan (or the 2017 Plan), effective September 22, 2017, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the 2017 Plan, a total of 53,333 of common stock are reserved for issuance. As of the date of this prospectus, awards (in the form of options) for an aggregate of 53,333 shares of common stock have been issued under our 2017 Plan.

2019 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on April 18, 2019, the Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan (or the 2019 Plan), effective April 18, 2019, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the 2019 Plan, a total of 13,334 common stock were reserved for issuance. On June 18, 2020, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our common stock available for issuance thereunder by 33,334 shares of common stock such that, after amendment and restatement of the 2019 Plan, for a total of 46,667 shares of common stock available for issuance under the 2019 Plan. On September 22, 2023, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our common stock available for issuance thereunder by 80,000 shares of common stock such that, after amendment and restatement of the 2019 Plan, 126,667 shares of common stock are available for issuance under the 2019 Plan. As of the date of this prospectus, awards (in the form of options) for an aggregate of 83,470 shares of common stock have been issued under our 2019 Plan.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Provisions of our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.

Bylaws. Our certificate of incorporation and bylaws authorizes the board of directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the board of directors or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

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In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these forum selection clauses.

Section 27 of the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by the laws of the State of Delaware, any officer or director of our company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at our request as a director, officer, employee or agent of our company, or while serving as a director or officer of our company, is or was serving or has agreed to serve at the request of our company as a director, officer, employee or agent (which includes service as a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 145 of the Delaware General Corporation Law as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending such action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under our certificate of incorporation and bylaws or otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent

The transfer agent and registrar, for our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone (212) 828-8436.

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SELLING STOCKHOLDER

The common stock being offered by the selling stockholder represents shares of Common Stock underlying the January 2023 Warrant and the Inducement Warrants.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the shares of Common Stock, and warrants (including the January 2023 Warrant and the Inducement Warrants), as of April 5, 2024, assuming exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on exercises contained in any warrants held. The percentages in the table reflect the shares beneficially owned by the selling stockholder as a percentage of the total number of shares of Common Stock outstanding as of April 5, 2024. As of such date, 2,982,270 shares of common stock were outstanding.

The third column lists the shares of Common Stock being offered by this prospectus by the selling shareholder.

In accordance with the terms of our registration obligations to the selling stockholder, this prospectus generally covers the resale of the sum of the maximum number of shares of Common Stock issuable upon exercise of the January 2023 Warrant and the Inducement Warrants, determined as if such warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in such warrants, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all shares of our Common Stock offered by the selling stockholder pursuant to this prospectus.

Under the terms of the warrants, the selling stockholder may not exercise either such warrants to the extent such exercise would cause the selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this blocker limitation.

The selling stockholder may sell all, some or none of their shares in this offering. For further information please see “Plan of Distribution.”

	Shares Beneficially Owned Before this Offering (1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Shares Beneficially Owned After this Offering (1)(2)
Selling Stockholder Name	Number		%	Prospectus	Number	%
Armistice Capital, LLC (3)	3,313,233	(4)	53	1,737,259	—	—

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by the selling stockholder and the percentage ownership of the selling stockholder, shares of common stock subject to the January 2023 Warrant and the Inducement Warrants, plus any other convertible securities held by the selling stockholder that are currently exercisable or exercisable within 60 days of April 4, 2024 are deemed outstanding.

(2)	We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholder and that the selling stockholder does not acquire beneficial ownership of any additional shares.

(3)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	Consists of (i) 595,581 shares of Common Stock held by the selling stockholder (including 245,000 shares of Common Stock held in abeyance at our transfer agent which may not be issued if such issuance would result in the Master Fund owning a percentage of our outstanding common stock exceeding 9.99% after giving effect to the issuance) and (ii) 2,717,652 shares of Common Stock underlying warrants held by the selling stockholder (including the January 2023 Warrants and the Inducement Warrants), with all such warrants being subject to beneficial ownership limitations that prohibit the Master Fund from exercising any portion of such warrants if such exercise would result in the Master Fund owning a percentage of our outstanding common stock exceeding 4.99% after giving effect to the issuance of common stock in connection with the Master Fund’s exercise of any portion of such warrants.

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PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person.

We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

16

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Vivos Therapeutics, Inc. as of and for the year ended December 31, 2023 incorporated in this Registration Statement on Form S-1 by reference from Vivos Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated balance sheets as of December 31, 2022, along with the associated statement of operations, changes in stockholders’ equity, and cash flows for the years ending December 31, 2022, incorporated by reference in this prospectus, have been audited by Plante & Moran, PLLC. Their inclusion is based on the reports provided by such firm, who is recognized as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case in which the information contained in such documents is “furnished” and not “filed”).

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on March 28, 2024; and

●	our Current Report on Form 8-K filed on February 15, 2024.

17

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

In addition to being able to access any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents on our website at https://vivoslife.com/investor-relations/sec-filings/, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of such documents. You should direct any requests for documents to:

Vivos Therapeutics, Inc.

Attn: Chief Financial Officer

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

18

VIVOS THERAPEUTICS, INC.

1,737,259 Shares of

Common Stock

PROSPECTUS

_____________, 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The table below lists various expenses payable in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. All such expenses will be borne by the Company.

Type	Amount
SEC Registration Fee	$1,246.89
Accounting Fees	28,000.00
Legal Fees	75,000.00
Total expenses	$104,246.89

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our Certificate of Incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

II-1

Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

II-2

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation D thereunder in that (i) none of the offers and sales constituted a public offering of securities and/or (ii) the securities were only offered and sold to accredited investors.

On March 12, 2021, Vivos Therapeutics granted options to purchase up to 5,800 shares of common stock at an exercise price of $187.50 share in the following amounts to employees and consultants, 4,800 to two employees (4,000 and 800 respectively) with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, and 1,000 to a consultant with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant.

On March 29, 2021 and as part of the acquisition of certain assets from, and the entry into related agreements with, MyoCorrect, LLC and its affiliates, Vivos Therapeutics issued three-year warrants to purchase 8,000 shares of our common stock with an exercise price of $187.50 per share. 1,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable upon the achievement of pre-determined performance metrics related to the utilization of MyoCorrect. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

II-3

On April 14, 2021 and as part of the acquisition of certain assets from, and the entry into related agreements with, Lyon Management & Consulting, LLC and its affiliates, we issued three year warrants to purchase 1,000 shares of our common stock with an exercise price of $222.50 per share. 200 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

During the period from March 12, 2021 through March 30, 2021, Vivos Therapeutics issued warrants to purchase an aggregate of 3,800 shares of common stock to contractors and consultants in exchange for services. These warrants have an exercise price of $187.50 per share. 1,800 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On February 25, 2022 the Company issued 11,600 stock options to certain employees and officers with an exercise price of $81.75 per share, one-fifth vested on the date of grant, and one-fifth vests annually through February 25, 2026. Additionally, the Company issued warrants to purchase 3,200 shares of the Company’s common stock to certain consultants for sales consulting services with an exercise price of $81.75 per share, vesting monthly over one year term of the agreement. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On May 12, 2022, the Company issued 10,600 stock options to certain employees and officers with an exercise price of $32.25 per share, one-fifth vested on the date of grant, and one-fifth vests annually through May 12, 2027. Additionally, the Company issued warrants to purchase 5,200 shares of the Company’s common stock to certain consultants for sales consulting services with an exercise price of $32.25 per share. 1,600 of these warrants vested immediately upon issuance, 2,400 of these warrants vest monthly over a six month term and 1,200 of these warrants vest monthly over one year term of the agreement. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On July 8, 2022, the Company issued 600 stock options to a certain employee with an exercise price of $36.25 per share, one-fifth vested on the date of grant, and one-fifth vests annually through July 8, 2027.

On December 23, 2022, the Company issued 56,167 stock options to certain employees and officers with an exercise price of $12.00 per share, 31,500 of these options vested one-fifth on the date of grant, and one-fifth vests annually through December 23, 2026, 6,400 of these options vested 50% on the date of grant, and 25% vest on March 23, 2023, and the remaining 25% vest on June 23, 2023, and 18,267 of these options vested immediately upon issuance. Additionally, the Company issued warrants to purchase 34,000 shares of the Company’s common stock to certain consultants for sales consulting services with an exercise price of $12.00 per share. 22,300 of these warrants vested immediately upon issuance, 1,100 of these warrants vest quarterly over one year term, 4,600 of these warrants vest quarterly over two year term of the agreement, 2,000 of these warrants vest annually over two year term, and 4,000 of these warrants exercisable upon the achievement of pre-determined performance metrics. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On January 9, 2023, the Company, closed a private placement (the “Private Placement”) pursuant to which the Company agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of the Company’s common stock, $0.0001 par value (or a pre-funded warrant to purchase one share of Common Stock) (the “Pre-Funded Warrants”) and one warrant exercisable for one share Common Stock (the “Common Stock Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”). No actual units will be issued in the Private Placement.

II-4

Pursuant to the Purchase Agreement, the Company agreed to issue and sell in the Private Placement 80,000 Shares, Pre-Funded Warrants to purchase up to an aggregate of 186,666 shares of Common Stock and Common Stock Purchase Warrants to purchase up to an aggregate of 266,667 shares of Common Stock (collectively with the shares of Common Stock underlying the Pre-Funded Warrants and the Warrants, the “Warrant Shares”). The purchase price per Share and associated Common Stock Purchase Warrant was $30.00, and the purchase price per Pre-Funded Warrant and associated Common Stock Purchase Warrant was $29.9998.

Each Common Stock Purchase Warrant entitles the holder, for a period of five years and 6 months, to purchase one share of Common Stock at an exercise price of $30.00 per share. Each Pre-Funded Warrant entitles the holder, for a period until all Pre-Funded Warrants are exercised, to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company.

On November 2, 2023, the Company closed a private placement (the “November 2023 Private Placement”) with an institutional investor pursuant to which the Company sold an aggregate of $4,000,003 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock at an exercise price of $0.0001 per share, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant (the “Series B Warrant”) to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share.

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor in the November 2023 Private Placement pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, we agreed to issue to the investor, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of our common stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 common stock purchase warrant to purchase 735,296 shares of our common stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Incorporation of Vivos Therapeutics, Inc. filed with Delaware Secretary of State on August 12, 2020. (1)

3.2	Amended and Restated Bylaws of Vivos Therapeutics, Inc. (1)

3.3	Certificate of Conversion filed with Delaware Secretary of State on August 12, 2020. (1)

3.4	Certificate of Amendment to the Certificate of Incorporation of Vivos Therapeutics, Inc., dated October 25, 2023.(8)

4.1	Form of Stock Certificate. (1)

II-5

4.2	Form of Representative’s Warrant in connection with the Company’s initial public offering. (2)

4.3	Form of Representative’s Warrant in connection with the Company’s May 2021 follow-on offering. (5)

4.4	Form of Common Stock Warrant, dated January 9, 2023, issued to the investor in the January 2023 private placement (7)

4.5	Form of Pre-Funded Warrant, dated January 9, 2023, issued to the investor in the January 2023 private placement (7)

4.6	Form of Series A Common Stock Purchase Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.7	Form of Series B Common Stock Purchase Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.8	January 2023 Warrant Amendment, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.9	Form of Pre-Funded Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.10	Form of Series B-1 Common Stock Purchase Warrant, issued to the investor in the February 2024 Inducement Transaction (11)

4.11	Form of Series B-2 Common Stock Purchase Warrant, issued to the investor in the February 2024 Inducement Transaction (11)

5.1**	Opinion of Ellenoff Grossman & Schole LLP

10.1	Amended and Restated Executive Employment Agreement, dated October 8, 2020, between R. Kirk Huntsman and Vivos Therapeutics, Inc. (3) †

10.2	Amended and Restated Executive Employment Agreement, dated October 8, 2020, between Bradford Amman and Vivos Therapeutics, Inc. (3) †

10.3	Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan. (1)

10.4	Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan. (1)

10.5	Licensing, Distribution, and Marketing Agreement dated February 12, 2021 between the Company and MyCardio, LLC. (4)+

10.6	Sales Agreement dated February 7, 2022, between the Company and Roth Capital Partners, LLC.(6)

10.7	Form of Securities Purchase Agreement, dated January 5, 2023, between the Company and the investor in the January 2023 private placement (7)

10.7	Form of Registration Rights Agreement, dated January 5, 2023, between the Company and the investor in the January 2023 private placement (7)

II-6

10.8	Placement Agency Agreement, dated January 5, 2023, between the Company and Roth Capital Partners, LLC and A.G.P./Alliance Global Partners (7)

10.9	Form of Securities Purchase Agreement, dated November 2, 2023, between the Company and the investor in the November 2023 private placement (9)

10.10	Form of Registration Rights Agreement, dated November 2, 2023, between the Company and the investor in the November 2023 private placement (9)

10.11	Placement Agency Agreement, dated November 2, 2023, between the Company and A.G.P./Alliance Global Partners (9)

10.12	Warrant Inducement Agreement, dated February 14, 2024, between the Company and the investor in the February 2024 Inducement Transaction (11)

19.1	Insider Trading Policy and Compliance Manual (10)

21.1	List of Subsidiaries (12)

23.1*	Consent of Moss Adams, LLP.

23.2*	Consent of Plante & Moran PLLC.

23.3**	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)

97.1	Policy Relating to Recovery of Erroneously Awarded Compensation., adopted as of December 1, 2023 (12)

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107**	Filing Fee Table

*	Filed herewith.

**	Previously filed.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on October 9, 2020.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 19, 2020.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed with the SEC on October 26, 2020.

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(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2021.

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 12, 2021.

(6)	Incorporated by refence to the Company’s Registration Statement on Form S-3, filed with the SEC on February 7, 2022.

(7)	Incorporated by refence to the Company’s Current Report on Form 8-K, filed with the SEC on January 9, 2023.

(8)	Incorporated by refence to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2023.

(9)	Incorporated by refence to the Company’s Current Report on Form 8-K, filed with the SEC on November 2, 2023.

(10)	Incorporated by refence to the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2023.

(11)	Incorporated by refence to the Company’s Current Report on Form 8-K, filed with the SEC on February 15, 2024.

(12)	Incorporated by refence to the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2024.

†	Includes management contracts and compensation plans and arrangements
+	Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company will furnish supplementally an unredacted copy of such exhibit to the U.S. Securities and Exchange Commission or its staff upon request.
#	A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

(b) Financial Statement Schedules. None.

Item 17. Undertakings

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado on April 19, 2024.

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 19, 2024.

Name	Title

/s/ R. Kirk Huntsman	Chairman of the Board & Chief Executive Officer
R. Kirk Huntsman	(Principal Executive Officer)

/s/ Bradford Amman	Chief Financial Officer
Bradford Amman	(Principal Financial Officer and Principal Accounting Officer)

*	Director
Ralph E. Green, DDS, MBA

*	Director
Anja Krammer

*	Director
Mark F. Lindsay

*	Director
Leonard J. Sokolow

*	Director
Matthew Thompson, MD

* By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman, Attorney-in-fact

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